Preferred Apartment Communities, Inc. Announces Fourth Quarter 2019 Common Stock Dividend
Atlanta, GA, November 7, 2019

Fourth Quarter 2019 Common Stock Dividend
Preferred Apartment Communities, Inc. (NYSE: APTS) (the "Company") today announced that its Board of Directors declared a quarterly dividend on its common stock of $0.2625 per share of common stock payable January 15, 2020, to common stockholders of record on December 13, 2019. Even though this dividend will be paid in 2020, if and to the extent this dividend is taxable, the Company intends for this dividend to be taxable in 2019.
About Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc. is a Maryland corporation formed primarily to own and operate multifamily properties and, to a lesser extent, own and operate student housing properties, grocery anchored shopping centers, and office buildings.  As part of our business strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make real estate related loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the development of multifamily communities.  As a secondary strategy, we may acquire or originate senior mortgage loans, subordinate loans or real estate loans secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets and invest a lesser portion of our assets in other real estate related investments, including other income-producing property types, senior mortgage loans, subordinate loans or real estate loans secured by interests in other income-producing property types, membership or partnership interests in other income-producing property types as determined by our manager as appropriate for us.  At September 30, 2019, the Company was the approximate 98.2% owner of Preferred Apartment Communities Operating Partnership, L.P., the Company's operating partnership.  Preferred Apartment Communities, Inc. has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, commencing with its tax year ended December 31, 2011.  Learn more at www.pacapts.com.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
Leonard A. Silverstein 770-818-4147
President and Chief Operating Officer
Email: lsilverstein@pacapts.com